Investor Relations Contact:
Karin G. Van Vleet
(425) 256-5351
karin.vanvleet@symetra.com

Media Relations Contact:
Diana McSweeney
(425) 256-6167
diana.mcsweeney@symetra.com

SYMETRA REPORTS THIRD QUARTER 2015 RESULTS

•	Sales were up year-over-year across the Benefits, Retirement and Individual Life divisions; Retirement achieved a second consecutive quarter of over $1 billion in sales.

•	Benefits loss ratio of 63.7% came in favorable to the target range, on a larger premium base.

•	Deferred Annuities account values grew to $17.1 billion, from $14.8 billion a year ago, driving continued growth in investment margin.

•	Prepayment income, net of related amortization, was $18.4 million, compared with $5.1 million in third quarter 2014.

•	Net realized losses (pretax), including mark-to-market losses, were $56.4 million, compared with $14.8 million in third quarter 2014.

•	Net realized losses and tax credit investments drove the tax benefit for the quarter.

•	On August 11, 2015, announced agreement to be acquired by Sumitomo Life.

BELLEVUE, Wash.—(Oct. 27, 2015)—Symetra Financial Corporation (NYSE: SYA) today reported third quarter 2015 adjusted operating income1 of $56.1 million, or $0.48 per diluted share,1 compared with $45.5 million, or $0.39 per diluted share, for the third quarter of 2014.
For the third quarter of 2015, net income was $19.6 million, or $0.17 per diluted share, compared with $36.0 million, or $0.31 per diluted share, in the third quarter of 2014. After-tax realized losses totaled $36.5 million in the third quarter of 2015, compared with $9.5 million in the third quarter of 2014. Compared with the same period of last year, net realized losses in the third quarter of 2015 included higher mark-to-market losses related to fixed indexed annuity (FIA) products, higher losses on mark-to-market equities and higher investment impairments.

Summary Financial Results	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per share data)	2015	2014	2015	2014
Net Income	$19.6	$36.0	$89.6	$186.8
Per Diluted Share of Common Stock	$0.17	$0.31	$0.77	$1.60
Adjusted Operating Income	$56.1	$45.5	$148.4	$166.5
Per Diluted Share of Common Stock	$0.48	$0.39	$1.28	$1.43

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2015	2014	2015	2014
Benefits	$25.0	$20.6	$62.8	$68.3
Retirement: Deferred Annuities	43.1	30.7	102.0	88.3
Retirement: Income Annuities	4.9	2.1	8.6	15.0
Individual Life	7.2	10.7	26.1	36.6
Other	(22.3)	(12.1)	(46.7)	(24.8)
Subtotal	$57.9	$52.0	$152.8	$183.4
Less: Operating Income Tax Expense (Benefit)*	1.8	6.5	4.4	16.9
Adjusted Operating Income	$56.1	$45.5	$148.4	$166.5

* Represents the total provision (benefit) for income taxes adjusted for the tax effect on certain net realized gains (losses) at the U.S. federal income tax rate of 35%.

In the business discussions that follow, results for the third quarter of 2015 are compared with those of the third quarter of 2014, and are pretax, unless otherwise noted.

Benefits Division

•
Pretax adjusted operating income was $25.0 million for the quarter, up from $20.6 million in the prior period. Growth in the medical stop-loss business drove increases in premium revenues and related benefits and operating expenses. The loss ratio was favorable to the target range, and the ratio of operating expenses to premiums continued to improve.

•	Loss ratio was 63.7% for the quarter, compared with 62.7% for the prior period. The current target range is 65%–67%. From quarter to quarter, some variability in the loss ratio is expected.

•	Sales were $37.5 million for the quarter, compared with $34.8 million in the previous period.

Retirement Division: Deferred Annuities

•
Pretax adjusted operating income was $43.1 million for the quarter, up from $30.7 million in the prior period. Operating income for the quarter benefited from growth in FIA account values, favorable unlocking adjustments and higher investment prepayment-related income. Partially offsetting these factors were the impact of a lower base interest spread on traditional deferred annuity account values and higher operating expenses to support business growth.

•	Higher FIA account values contributed $7.1 million more to interest margin in the quarter, offset in part by $2.3 million of higher FIA-related deferred policy acquisition cost (DAC) amortization.

•	Unlocking[2] adjustments, primarily the result of favorable persistency, added $9.2 million to earnings for the quarter, compared with $0.2 million in the previous period.

•	Prepayment-related income, net of amortization, was $8.4 million for the quarter, up from $3.6 million in the prior period.

•	Total account values were $17.1 billion at quarter-end, up from $14.8 billion a year ago. FIA account values reached $5.0 billion, up from $2.9 billion a year ago.

•
Sales for the quarter were $1.1 billion, up sharply from $759.3 million in the year-ago quarter. Strong sales of FIA and traditional fixed annuities were driven by new product launches and continued expansion and increased penetration of the bank and broker-dealer distribution network.

Retirement Division: Income Annuities

•	Pretax adjusted operating income was $4.9 million for the quarter, up from $2.1 million in the prior-year period, primarily due to higher investment prepayment-related income.

•	Prepayment-related income was $3.7 million in the quarter, up from $0.8 million in the same period a year ago.

•	Mortality gains were $0.7 million for the quarter, compared with $0.2 million in the previous period. Mortality experience is expected to fluctuate from period to period.

•
Sales were $73.6 million for the quarter, up from $62.3 million in the prior period. Increased marketing efforts drove higher sales of single-premium immediate annuities in the bank and the brokerage general agency distribution channels. Sales continued to be impacted by a competitive market in the low interest rate environment.

Individual Life Division

•
Pretax adjusted operating income was $7.2 million for the quarter, down from $10.7 million in the year-ago period. Higher earnings on the growing block of universal life (UL) and higher prepayment- related income were more than offset by unfavorable unlocking adjustments, a lower bank-owned life insurance (BOLI) base return on assets (ROA) and higher operating expenses in support of growth.

•
In the third quarter of 2014, BOLI ROA benefited from a $1.7 million reserve reduction related to 2004 purchase accounting (PGAAP). This PGAAP reserve was released over a 10-year period ending in the third quarter of 2014. The reduction in BOLI ROA also reflected higher claims relative to the prior period.

•	Unlocking adjustments, primarily due to changes in business mix, reduced earnings by $5.4 million in the quarter, compared with $1.3 million in the same period of last year.

•	Prepayment-related income, net of amortization, was $4.6 million for the quarter, up from $0.8 million in the prior period.

•
Sales of individual life products reached $17.6 million for the quarter, double the prior period's $8.3 million as a result of continued success of Symetra's guaranteed universal life products in the BGA distribution network. Deposits from sales of corporate-owned life insurance (COLI) were $36.5 million for the quarter; there were no COLI deposits in the same period of last year.

Other

•
Pretax adjusted operating loss was $22.3 million for the quarter, compared with $12.1 million in the year-ago quarter. Net investment income was lower by $5.6 million, due primarily to higher amortization of tax credit investments. Additionally, operating expenses were higher due to $3.8 million of merger-related expenses.

Net Realized Gains (Losses)

•
Net realized losses were $56.4 million for the quarter, compared with $14.8 million in the prior period. The increased loss reflected higher losses on mark-to-market equities, which were $22.8 million, compared with $12.0 million in the year-ago period, and higher impairments on fixed maturity securities, which totaled $11.7 million, compared with $1.6 million in the prior period. Additionally, other losses, which include FIA-related mark-to-market losses, were $16.7 million higher in the current quarter than in the year-ago period due largely to fluctuations in the S&P 500 Index and a bigger book of FIA business.

Income Taxes

•	Provision (benefit) for income taxes was a benefit of $17.9 million for the quarter, compared with a provision of $1.3 million in the year-ago period.

•
Tax credits from tax credit investments totaled $18.2 million and $14.2 million in the third quarters of 2015 and 2014, respectively. The tax credit investment strategy contributed after-tax income of $3.3 million in the current quarter and $6.0 million in the year-ago quarter.

Stockholders’ Equity

	As of
(In millions, except per share data)	September 30 2015	June 30 2015
Total Stockholders' Equity	$3,126.1	$3,170.2
Per Common Share	$26.91	$27.30
Adjusted Book Value[1]	$2,369.6	$2,418.5
Per Common Share[1]	$20.40	$20.83

•	Capital actions—In the third quarter, Symetra declared and paid a special dividend of $0.50 per share, totaling $58.1 million.

•	There was no activity under the share repurchase program in the third quarter.

•
Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of third quarter 2015 was estimated at 432%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2.3 billion.

Agreement and Plan of Merger with Sumitomo Life Insurance Company

•
On Aug. 11, 2015, Symetra entered into an agreement and plan of merger (the “Merger Agreement”) with Sumitomo Life Insurance Company, a mutual company (sougo kaisha) organized under the laws of Japan (“Sumitomo”) and SLIC Financial Corporation, a Delaware corporation and wholly owned subsidiary of Sumitomo ("Merger Sub" and, together with Sumitomo, the "Sumitomo Parties"), which provides for the merger of Merger Sub with and into Symetra (the "Merger"), with Symetra surviving the Merger as a wholly owned subsidiary of Sumitomo. Pursuant to the Merger Agreement, Sumitomo will acquire all of the outstanding shares of Symetra (other than certain excluded shares) for $32.00 per share in cash payable at closing.

•
Symetra continues to expect that the Merger will close late in the first quarter or early in the second quarter of 2016. On Sept. 28, 2015, Symetra and Sumitomo received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Completion of the Merger remains subject to various closing conditions, however, including, but not limited to, approval by Symetra’s stockholders, the receipt of certain regulatory approvals in Japan and the United States, and other customary closing conditions. On Sept. 30, 2015, Symetra filed a definitive proxy statement announcing a Nov. 5, 2015 special meeting for the stockholders to vote to adopt the Merger Agreement and other related matters.

Additional Financial Information
This press release and the third quarter 2015 financial supplement are posted on the company's website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. A reconciliation between each non-GAAP measure found in this press release and the comparable GAAP measure can be found in the Financial Supplement accompanying this press release. The supplement is available for download on the company’s website at www.symetra.com on the Investor Relations page, under Financial Information, Quarterly Financial Results.
This press release references the following non-GAAP financial measures:

•
Adjusted operating income is defined by the company as net income, excluding after-tax net realized gains (losses) that are not reflective of the performance of the company’s insurance operations. The company excludes gains (losses) associated with the following: investment sales or disposals, investment impairments, changes in the fair value of mark-to-market investments and derivative investments (except for certain S&P 500 options), and changes in the fair value of embedded derivatives related to fixed indexed annuity products.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•
Pretax adjusted operating income is defined as adjusted operating income on a pretax basis. It also represents the cumulative total of segment pretax adjusted operating income, which at the segment level is a GAAP measure.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•	Adjusted book value per share is calculated as adjusted book value divided by common shares outstanding.

Definition of Selected Financial Measures
2 Symetra reports selected financial measures, which are commonly used in the insurance industry. Such a measure is described here:

•
Unlocking - Each year in the third quarter, Symetra performs a comprehensive review of actuarial assumptions used for estimates of future gross profits underlying the amortization of deferred acquisition costs, deferred sales inducement assets and certain reserves related to life insurance and annuity products. Among other factors, these actuarial assumptions include future investment yields, interest spreads, mortality, expense and lapse assumptions. Changes to these actuarial expectations of future assumptions result in adjustments (“unlocking”) that increase or decrease the assets and liabilities amortized based on estimated gross profits. Symetra may also implement actuarial modeling true-ups and other refinements as a part of the unlocking process. Symetra may have unlocking in other quarters based on information that warrants updating assumptions outside of the comprehensive review.

About Symetra
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts, included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. The words “may,” “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements may include, among others, statements with respect to Symetra's:

•
estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts, as well as statements describing factors and conditions that might affect those forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategy, including prospective products, services and distribution partners, including statements about management’s intentions regarding those strategies;

•	initiatives that are intended or expected to have various impacts upon financial condition, results of operations, and liquidity and capital resources; and

•	expectation that the Merger will close late in the first quarter or early in the second quarter of 2016.
These statements are based on various assumptions and analyses made by Symetra in light of information presently known to management, and considering management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra's expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, or that could cause management to deviate from currently expected or intended courses of actions, including, among others:

•	failure to complete the Merger, which is subject to various closing conditions, including regulatory approvals;

•	failure to timely complete the Merger, which could adversely impact Symetra’s stock price, business, financial condition, and results of operations;

•	the pendency of the Merger and operating restrictions contained in the Merger Agreement, which could adversely affect Symetra’s business and operations;

•	stockholder litigation against Symetra, its directors and the Sumitomo Parties, which could delay or prevent the Merger and cause Symetra to incur significant costs and expenses;

•	Symetra’s debt ratings and the financial strength ratings of its insurance subsidiaries, which may be adversely affected by the transactions contemplated by the Merger Agreement;

•
effects of fluctuations in interest rates, including a prolonged low interest rate environment or a rapidly rising interest rate environment, as well as management’s ability to anticipate and timely respond to any such fluctuations;

•	general economic, market or business conditions, including economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	effects of significant increases in corporate refinance activity, including bond prepayments;

•	performance of Symetra’s investment portfolio;

•	continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its strategies;

•	accuracy and adequacy of recorded reserves, including the actuarial and other assumptions upon which those reserves are established, adjusted and maintained;

•	persistency of Symetra's inforce blocks of business;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	effects of implementation of the Patient Protection and Affordable Care Act, including the direct effects upon Symetra's business, but also including the effects upon competitors and customers;

•	changes in assumptions that affect the timing of amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes, particularly of Symetra but also of other companies in its industry sector;

•	retention of key personnel and distribution partners;

•	availability and cost of capital and financing;

•	adequacy and collectibility of reinsurance that we have purchased, as well as the continued availability and cost of reinsurance coverage;

•	continued availability of tax credit investments, and the continuation of current tax treatment of such investments;

•
changes in laws or regulations, or their interpretation, including those that could increase Symetra's business costs, reserve levels and required capital levels, or that could restrict the manner in which it does business;

•
effects of the U.S. Department of Labor’s proposed rule expanding the circumstances in which a person is considered a fiduciary with respect to distribution of IRAs and employer-sponsored retirement plans, including the effects upon Symetra’s distributors, competitors and customers;

•	ability of Symetra's subsidiaries to pay dividends to Symetra;

•	Symetra’s ability to implement effective risk management policies and procedures, including hedging strategies;

•
Symetra's ability to maintain adequate telecommunications, information technology, or other operational systems, including during the transition of IT services to a combination of new service providers and internal management;

•	Symetra's ability to prevent or timely detect and remediate any unauthorized access to or disclosure of customer information and other sensitive business data;

•	initiation of regulatory investigations or litigation against Symetra and the results of any regulatory proceedings;

•	effects of changes in national monetary and fiscal policy;

•	effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•
risks that are described from time to time in Symetra's filings with the U.S. Securities and Exchange Commission, including those in Symetra's 2014 Annual Report on Form 10-K and 2015 Quarterly Reports on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Symetra by Sumitomo. In connection with the proposed acquisition, Symetra filed a definitive proxy statement with the United States Securities and Exchange Commission (the “SEC”) on Sept. 30, 2015, and intends to file other relevant materials with the SEC. The definitive proxy statement was mailed to stockholders of Symetra on or about Oct. 2, 2015. Stockholders of Symetra are urged to read the definitive proxy statement and all other relevant documents filed or to be filed with the SEC carefully and in their entirety because they contain or will contain important information about the proposed transaction, the parties to the proposed transaction and other related matters. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Symetra at investors.symetra.com or by directing a request to Symetra at karin.vanvleet@symetra.com.

Participants in the Solicitation
Symetra and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Symetra in favor of the proposed transaction that is described in the definitive proxy statement. Information about Symetra’s directors and executive officers is set forth in Symetra’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on Mar. 25, 2015, and its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014, which was filed with the SEC on Feb. 26, 2015 and amended on Apr. 22, 2015. Information concerning the interests of Symetra’s participants in the solicitation, which may, in some cases, be different than those of Symetra’s stockholders generally, is set forth in the definitive proxy statement relating to the proposed transaction that Symetra filed with the SEC on Sept. 30, 2015 and other materials filed by Symetra with the SEC.

###

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Revenues
Premiums	$180.2	$159.6	$539.3	$468.1
Net investment income	339.9	318.5	994.3	961.9
Policy fees, contract charges and other	57.5	45.7	163.5	140.4
Net realized gains (losses)	(56.4)	(14.8)	(91.2)	31.2
Total revenues	521.2	509.0	1,605.9	1,601.6
Benefits and expenses
Policyholder benefits and claims	142.9	113.9	423.2	325.2
Interest credited	242.4	237.2	720.5	707.7
Other underwriting and operating expenses	103.5	92.8	302.7	273.3
Interest expense	11.3	10.2	33.5	26.7
Amortization of deferred policy acquisition costs	19.4	17.6	63.7	54.1
Total benefits and expenses	519.5	471.7	1,543.6	1,387.0
Income from operations before income taxes	1.7	37.3	62.3	214.6
Provision (benefit) for income taxes	(17.9)	1.3	(27.3)	27.8
Net income	$19.6	$36.0	$89.6	$186.8
Net income per common share
Basic	$0.17	$0.31	$0.77	$1.60
Diluted	$0.17	$0.31	$0.77	$1.60
Weighted-average number of common shares outstanding
Basic	116.145	115.904	116.058	116.436
Diluted	116.310	115.907	116.113	116.440
Cash dividends declared per common share	$0.61	$0.10	$0.83	$0.30
Non-GAAP financial measures
Adjusted operating income	$56.1	$45.5	$148.4	$166.5
Reconciliation to net income
Net income	$19.6	$36.0	$89.6	$186.8
Less: Excluded realized gains (losses) (net of taxes)*	(36.5)	(9.5)	(58.8)	20.3
Adjusted operating income	$56.1	$45.5	$148.4	$166.5

* Excluded realized gains (losses) are reported net of tax expense (benefit) of $(19.7) and $(5.2) for the three months ended September 30, 2015 and 2014, respectively and $(31.7) and $10.9 for the nine months ended September 30, 2015 and 2014, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	September 30 2015	December 31 2014
Assets
Total investments	$32,409.2	$30,634.3
Other assets	1,667.7	1,417.6
Separate account assets	885.9	949.8
Total assets	$34,962.8	$33,001.7
Liabilities and stockholders’ equity
Policyholder liabilities	$29,492.0	$27,276.0
Notes payable	697.5	697.2
Other liabilities	761.3	718.1
Separate account liabilities	885.9	949.8
Total liabilities	31,836.7	29,641.1
Common stock and additional paid-in capital	1,477.9	1,470.7
Treasury stock	(134.6)	(134.6)
Retained earnings	1,026.3	1,033.9
Accumulated other comprehensive income, net of taxes	756.5	990.6
Total stockholders' equity	3,126.1	3,360.6
Total liabilities and stockholders’ equity	$34,962.8	$33,001.7
Book value per common share*	$26.91	$29.02
Non-GAAP financial measures
Adjusted book value	$2,369.6	$2,370.0
Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,126.1	$3,360.6
Less: AOCI	756.5	990.6
Adjusted book value	$2,369.6	$2,370.0
Adjusted book value per common share **	$20.40	$20.47

* Book value per common share is calculated as stockholders’ equity divided by common shares outstanding. These shares totaled 116.154 and 115.797 as of September 30, 2015 and December 31, 2014, respectively.

** Adjusted book value per common share, is calculated as adjusted book value divided by common shares outstanding. These shares totaled 116.154 and 115.797 as of September 30, 2015 and December 31, 2014, respectively.